Exhibit 99.1

Contacts:	Investors:
Anna Marie Dunlap
SVP Investor & Corporate Communications
Corinthian Colleges, Inc.
714-424-2678

Media:
Robert Jaffe
Pondel Wilkinson, Inc.
310-279-5969

CORINTHIAN COLLEGES REPORTS

FISCAL 2007 FIRST QUARTER

Santa Ana, CA, November 15, 2006 - Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the first quarter ended September 30, 2006. The results exclude the impact of any accounting adjustments related to the Company’s review of its historic stock option grants.

Comparing the first quarter of fiscal 2007 with the same quarter of the prior year:

•	Net revenue was $231.8 million versus $236.3 million. Q1 06 revenue included approximately $5.5 million in revenue from Corporate Education Services (CES), which was divested in Q2 06.

•	Total student population was 67,143 versus 68,262.

•	Total student starts were 26,402 versus 26,753.

•	Operating income was $1.8 million compared with $11.8 million.

•	Net income was $1.4 million compared with $7.4 million.

•	Diluted earnings per share were $0.02 versus $0.08. Q1 07 diluted earnings per share met the Company’s previous guidance of $0.03 per share, which excluded approximately $0.01 per share in legal and other expenses associated with the Company’s review of historic stock options. Q1 07 earnings per share also include $0.03 per share in incremental expense associated with Operation IGNITE! and $0.02 per share of stock-based compensation expense.

“During the first quarter we launched Operation IGNITE!, a comprehensive re-engineering and standardization of our processes for enrolling and financing students,” said Jack Massimino, Corinthian’s chief executive officer. “We believe this initiative will help improve the overall student enrollment experience and increase growth over time. As previously reported, during the initial training and implementation phases of Operation IGNITE!, our admissions representatives and managers were less productive. This contributed to a decline in first quarter starts compared with the prior year.”

“Starts were also affected by weakness at our three largest WyoTech campuses,” Massimino continued. “We have experienced delays in accreditation and state approvals for new programs, which reduced the number of new students. In addition, the number of “no shows” - students who enroll but do not start class - has increased significantly in the past year. Internal research conducted in October 2006 indicates that slow financial aid processing is the main reason for the decrease in show rate. We are currently improving WyoTech’s financial aid process, and expect to increase our show rate, and thus increase starts in future quarters. Lead flow remains strong and the pipeline of enrollees scheduled to start several months out is running significantly ahead of last year. “

“Year-over-year starts continued to be negatively impacted in the first quarter by the closure of our New Orleans campus and the steps we took to slow enrollment at three schools in the Georgia market due to accreditation issues,” Massimino continued. “Excluding these campuses, new enrollment was flat in the first quarter compared with the prior year.”

“In addition to revitalizing enrollment growth through initiatives such as Operation IGNITE!, we remain focused on strengthening management, improving regulatory compliance, consolidating information systems, implementing more competitive marketing strategies, and improving our overall execution,” Massimino said. “Over time, we are confident that our efforts will increase growth and improve our financial performance.”

Share Repurchase

On October 31, 2006, Corinthian’s Board of Directors approved a share repurchase of up to $50 million of the Company’s common stock. Corinthian plans to repurchase shares on the open market or in private transactions from time to time, depending on the company’s cash balances, general business and market conditions, and other factors, including alternative investment opportunities. As of September 30, 2006, Corinthian had approximately 86.3 million shares outstanding.

Review of Historic Stock Option Grants & Related Matters

As previously reported, a Special Committee of independent directors (the “Special Committee”) was created in July 2006 to review our historic stock option grants. The Special Committee retained independent counsel and reviewed option grants dating back to the Company’s initial public offering in 1999. The Special Committee’s work is nearing completion. The Company is working with its independent auditors to finalize the accounting treatment associated with the Company’s past stock option grants, and plans to file its fiscal 2006 Form 10-K (“10-K”) and fiscal 2007 first quarter Form 10-Q (“10-Q”) as soon as practicable.

The Company received a Nasdaq Staff Determination letter in October 2006 stating that the Company’s common stock was subject to delisting from the Nasdaq Global Select Market for failure to file its 10-K. The Company appeared before the Nasdaq Appeals Panel on November 9, 2006 and is awaiting its determination, which is expected within 30-45 days of the hearing date. Upon filing its10-K and 10-Q, the Company expects Nasdaq to cease delisting proceedings.

Financial Review

Educational services expenses were 59.4% of revenue in Q1 07 versus 58.3% in

Q1 06. The increase was mainly the result of lower revenue. Bad debt expense was 5.5% of revenue in Q1 07 versus 5.7% in Q1 06.

Marketing and admissions expenses were 27.7% of revenue in Q1 07 versus 26.7% in Q1 06. The increase is primarily the result of enrollment materials associated with Operation IGNITE! as well as new advertising.

General and administrative (G&A) expenses were 12.1% of revenue in Q1 07 versus 10.0% in Q1 06. The increase is primarily the result of increased expenses associated with the rollout of Operation IGNITE! and legal and other expenses associated with the review of historic stock option grants.

Operating margin - As a result of the factors outlined above, our operating margin was 0.8% in Q1 07 versus 5.0% in Q1 06.

Cash, restricted cash and marketable securities totaled $94.2 million at September 30, 2006, compared with $92.7 million at June 30, 2006.

Cash flow from operations was $17.9 million in Q1 07 versus $25.0 million in Q1 06.

Capital expenditures were $16.9 million in Q1 07 compared with $11.0 million in Q1 06.

Guidance

We expect earnings for the fiscal year ending June 30, 2007 to range from $0.47 - $0.52 per diluted share, versus previous guidance of $0.50 - $0.55 per diluted share. The revised guidance reflects lower expectations for the performance of our WyoTech business, as described above. In addition, the revised guidance includes $0.01 per share in legal and other expenses incurred in Q1 07 as a result of the Company’s review of past stock option grants. Except for Q1 07, the revised guidance excludes any expenses resulting from the review of past stock option grants, as well as any other one-time charges the Company may incur. Both the previous and revised fiscal 2007 guidance include stock-based compensation expense.

We expect earnings for the second quarter ending December 31, 2006 to be $0.09 - $0.11 per diluted share, including stock-based compensation expense. This guidance excludes additional legal and other expenses associated with the review of past stock option grants as well as any other one-time charges the Company may incur. We will provide more detailed information about guidance during today’s conference call (details below).

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time), for the purpose of discussing first quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Webcasts & Presentations) and www.earnings.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. EST, Wednesday, November 22. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter passcode 92863736.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 94 schools in 25 states in the U.S. and 33 schools in the seven provinces of Canada. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. For more information go to Corinthian’s website at www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, the Company’s statements regarding its expectation that it will be able to improve starts, enrollments, show rates, growth and financial and operating performance over time; its expectations regarding its share repurchase plans; and its statements under the heading “Guidance” above. Many important factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, including risks associated with the Company’s ongoing review of its historic stock option grants and developments in regulatory and legal guidance regarding stock option grants and accounting for such grants, the uncertain future impact of the Company’s Operation IGNITE!, increased competition, potential higher average costs to offer new curricula, the Company’s effectiveness in its regulatory compliance efforts, and the outcome of ongoing investigations and inquiries by state and federal agencies related to the Company’s compliance efforts, variability in the expense and effectiveness of the Company’s advertising and promotional efforts, and the other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission.

The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations (unaudited)

	For the three months ended September 30,
	2006	2005
Net revenues	$231,802	$236,294
Operating expenses:
Educational services	137,759	137,754
General and administrative	27,930	23,658
Marketing and admissions	64,269	63,085

Total operating expenses	229,958	224,497

Income from operations	1,844	11,797
Interest (income)	(1,493)	(1,201)
Interest expense	758	889
Other (income) expense	265	14

Income (loss) before provision for income taxes	2,314	12,095
Provision (benefit) for income taxes	914	4,717

Net income	$1,400	$7,378

Income per common share:
Basic	$0.02	$0.08
Diluted	$0.02	$0.08
Weighted average number of common shares outstanding:
Basic	86,309	91,300
Diluted	87,540	92,870

Selected Consolidated Balance Sheet Data (unaudited)
	September 30, 2006	September 30, 2005
Cash, restricted cash, and marketable securities	$94,197	$115,122
Receivables, net (including long term notes receivable)	$71,823	63,567
Current assets	$225,362	245,578
Total assets	$692,730	695,097
Current liabilities	$172,430	144,262
Long-term debt and capital leases (including current portion)	$46,940	69,670
Total liabilities	$289,605	272,772
Total stockholders' equity	$403,125	422,325

These financial statements exclude the impact of any accounting change related to the Company's ongoing review of historical stock option grants.